Exhibit 2

Execution Version

THE SECURITIES REPRESENTED HEREBY, AND THE SECURITIES ISSUABLE UPON EXERCISE OF THE SECURITIES REPRESENTED HEREBY, HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (C) IN COMPLIANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION, OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE CORPORATION, TO SUCH EFFECT. THE HOLDER MAY NOT ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THESE SECURITIES EXCEPT IN COMPLIANCE WITH THE U.S. SECURITIES ACT.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE May 31, 2015.

THE SECURITIES ISSUABLE UPON EXERCISE OF THE SECURITIES REPRESENTED HEREBY ARE LISTED ON THE TORONTO STOCK EXCHANGE; HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF THE TORONTO STOCK EXCHANGE BEFORE May 31, 2015 SINCE THEY ARE NOT FREELY TRANSFERABLE BEFORE May 31, 2015, AND CONSEQUENTLY, ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON THE TORONTO STOCK EXCHANGE BEFORE May 31, 2015.

NEULION, INC.

(a Delaware corporation)

CONVERTIBLE NOTE

(the “Note”)

US$27,000,000*	Due: January 2, 2017

FOR VALUE RECEIVED, the undersigned, NEULION, INC. (the “Corporation”) hereby unconditionally promises to pay to or to the order of PCF 1, LLC with an address of 23332 Mill Creek Drive, Suite 155, Laguna Hills, CA 92653 or its successor or permitted assign

*	The principal amount hereof shall be subject to adjustment as set forth in Section 2.8 herein.

(the “Holder”), in lawful money of the United States and in immediately available funds, the sum of US$27,000,000 subject to adjustment as set forth in Section 2.8 herein, (the “Principal”), together with interest on the terms and conditions as hereinafter provided, on January 2, 2017, or on such earlier day as the moneys evidenced hereunder may become payable in accordance with the terms and conditions set out herein, including pursuant to Section 2.7 and Article 3 hereof (the “Maturity Date”).

Definitions

As used herein, the following terms shall have the following meanings, unless the context shall otherwise require:

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, NY are authorized or required by law to be closed for business.

“Common Stock” means fully paid, validly issued and non-assessable shares of common stock of the Corporation.

“Conversion Price” means US$1.044853, subject to the adjustments for Relevant Events set out below.

“Conversion Shares” means a number of fully-paid and non-assessable shares of Common Stock equal to the quotient of (x) the Principal amount (taking into account any reduction thereof pursuant to Section 2.8), divided by (y) the then applicable Conversion Price.

“Exercise Date” means the earlier of (a) the first date after which (i) the Corporation has received all applicable regulatory approvals, including without limitation any required approval of the TSX (as defined below) or any other stock exchange on which the Common Stock is then listed if the Common Stock is not then listed on the TSX necessary for the conversion of the Note into the Conversion Shares, (ii) the Corporation has received the approval of the issuance of the Conversion Shares by at least a majority of votes cast by shareholders of the Corporation at a duly called meeting of shareholders of the Corporation, other than the votes of the Holder, or by written consent of at least a majority of shareholders of the Corporation, other than the Holder (such regulatory and shareholder approval, the “Required Approvals”) and (iii) if, and only if, applicable, the waiting periods under the HSR Act necessary for the conversion of the Note into the Conversion Shares shall have expired or terminated (“HSR Condition”), (b) the date on which the Corporation receives a written request from the Holder of the Note requesting the conversion of the Note into the Conversion Shares if the Required Approvals are not necessary for such conversion and if the HSR Condition has been satisfied or is not applicable, and (c) the date on which the Holder of the Note receives a written notice from the Corporation stating that the Note is being converted into the Conversion Shares, if the Required Approvals are not necessary for such conversion and if the HSR Condition has been satisfied or is not applicable.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Steps” means:

(a)	as soon as reasonably practicable, making all filings and submissions, furnishing all information, and, in the case of the Corporation only, paying all fees, under the HSR Act, that are necessary, proper or advisable to satisfy the HSR Condition, including, without limitation, in response to any request for additional information or documentary material from any Governmental Authority;

(b)	except to the extent prohibited by applicable Law or any applicable Governmental Authority, providing the counsel of the other party hereto with advance notice and the opportunity to participate in any material meeting with any Governmental Authority in respect of any filing made thereto in connection with the Note;

(c)	not commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Laws, without the prior written consent of the other party hereto;

(d)	not taking any action that could reasonably be expected to hinder or materially delay the obtaining of clearance or any necessary approval of any Governmental Authority under any antitrust, competition or trade Law or the expiration of any required waiting periods under the HSR Act;

(e)	using its commercially reasonable best efforts to avoid or eliminate any impediment under any antitrust, competition or trade Law that may be asserted by any Governmental Authority;

(f)	promptly notifying the other party hereto of any written notice or other communication received by such party or its counsel from any Governmental Authority relating to this Note, except to the extent prohibited by applicable Law;

(g)	including a representative of the other party hereto in all discussions, telephone calls and meetings with a Governmental Authority regarding the Note, except to the extent prohibited by applicable Law;

(h)	consulting and cooperate reasonably with the other party hereto in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of such party relating to a proceeding under the HSR Act (including by providing to such party’s outside counsel, as appropriate, all documents and information reasonably requested by such counsel promptly upon request), except to the extent prohibited by applicable Law.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Merger Agreement” means that certain Agreement and Plan of Merger dated as of January 2, 2015 among NeuLion, Inc., NLDMC, Inc., NLDAC, Inc., DivX Corporation and PCF 1, LLC.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Relevant Event” means, at any time on or after the date of this Agreement and on or prior to the Exercise Date any stock split, stock dividend, combination or other recapitalization event.

“Sale Event” means (i) the consummation of the merger or consolidation of the Corporation or any subsidiary of the Corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of the Corporation on the date hereof continue to hold, directly or indirectly, greater than 50% of the outstanding voting power of the capital stock of the Corporation, subsidiary or the surviving or acquiring entity as of immediately after such merger or consolidation; (ii) the closing of the issuance or transfer (whether by merger, consolidation, sale of securities or otherwise), whether in one or more transactions or a series of transactions, to one or more persons or entities (other than an underwriter of the Corporation’s securities), of the Corporation’s or its subsidiaries securities if, as of immediately after such closing, the holders of capital stock of the Corporation on the date hereof cease to hold, directly or indirectly, greater than 50% of the outstanding voting power of the capital stock of the Corporation, subsidiary or the surviving or acquiring entity; (iii) any sale, transfer, exclusive license or other disposition of more than 50% of the assets, technology or intellectual property of the Corporation and its subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation’s Board of Directors) in any transaction or series of transactions (other than sales of inventory in the ordinary course of business); or (iv) a liquidation, dissolution or winding up of the Corporation.

“TSX” means the Toronto Stock Exchange.

ARTICLE 1

INTEREST AND RANK

1.1	Interest

(a)	The Corporation shall pay interest on the Principal from and including the issue date of this Note at a rate of 6.0% per annum, such interest accruing daily, compounded annually and payable in arrears on the Maturity Date or Exercise Date, as the case may be; provided that upon an Event of Default, the Principal of this Note shall accrue interest at a rate of 6.0% per annum.

(b)	Notwithstanding any other provision of this Note, the Holder does not intend to charge, and the Corporation shall not be required to pay, any interest or other fees or charges in excess of the maximum amount permitted by applicable law; any payments in excess of such maximum shall be refunded to the Corporation or credited to reduce principal hereunder.

ARTICLE 2

SATISFACTION OF NOTE

2.1	Satisfaction of Note

(a)	In the event that the Exercise Date occurs prior to the Maturity Date (the “Exercise Date”), all outstanding Principal and any accrued and unpaid interest owing thereon shall automatically convert, in whole, without any further action on the part of the Corporation or the Holder into the Conversion Shares. Forthwith following the Exercise Date, the Corporation shall deliver a certificate representing the Conversion Shares to the Holder or to such other person or entity as the Holder may in writing direct. If the Conversion Shares are to be issued in the name of a person other than the Holder, the Holder shall provide the Corporation with such name in a manner reasonably satisfactory to the Corporation.

(b)	In the event that the Exercise Date does not occur prior to the Maturity Date, all outstanding Principal and any accrued and unpaid interest owing thereon shall become immediately due and payable without further notice or demand. In such event, in addition to the payment of such Principal and interest due hereunder, the Corporation shall pay to the Holder an amount equal to (if such amount is greater than zero): (a) the product of the number of Conversion Shares that would have been issued to Holder if the Exercise Date had occurred on the date immediately prior to the Maturity Date multiplied by the Fair Market Value of a share of Common Stock on the day immediately prior to the Maturity Date minus (b) the total Principal and interest due hereunder pursuant to the first sentence of this Section 2.1(b). For purposes of the Note, “Fair Market Value” means the United States dollar equivalent of the per share price of the Common Stock equal to the volume weighted average price of the Common Stock reported on the TSX or on the principal exchange or over the counter market on which such shares are trading, if any, or as reported on any composite index which includes such principal exchange, for the five (5) trading days immediately prior to the date the subject shares of Common Stock are to be determined or any adjustment thereto are to be made. The rate to be used for the conversion of Canadian dollars to United States dollars shall be the Bank of Canada noon rates on the dates on which such conversion is to be calculated. If shares of Common Stock are not listed or admitted to trading on any exchange, over-the-counter market or any similar organization as of the determination date, the Fair Market Value shall be determined by the Board of Directors of the Corporation in good faith using any fair and reasonable means selected in its discretion.

(c)	In such event, the Corporation shall pay all amounts due hereunder on the Maturity Date by wire transfer of immediately available funds to such account and pursuant to such wire transfer instructions as are furnished in writing to the Corporation by Holder.

2.2	Application of Consideration

Any consideration paid in satisfaction of the indebtedness evidenced by this Note (whether paid in cash or in Conversion Shares) shall be applied first in satisfaction of any costs and expenses owed to the Holder in connection with this Note, any amounts due hereunder other than interest and Principal, then to accrued and unpaid interest which is due and payable, with the remaining portion of such amount applied in satisfaction of the Principal then owing.

2.3	Judgment Interest

If the Holder obtains judgment on this Note or in respect of any amount owing hereunder, interest at the rate of 6.0% per annum, not in advance, shall be payable on the amount which is outstanding under the said judgment until the payment in full of all amounts due hereunder.

2.4	Payment of Principal, Interest and Other Amounts

The full amount of the Principal and any accrued and unpaid interest owing thereon, and any other amounts owing hereunder, is due and payable either: (i) in cash on the Maturity Date; or (ii) in Conversion Shares on the Exercise Date, as the case may be. This Note and the amounts due hereunder may not be prepaid in whole or in part.

2.5	Note Holder Not Deemed to be Stockholder

The Holder shall not, by virtue of holding this Note, be entitled to vote or to receive dividends or be deemed the holder of Common Stock that may at any time be issuable upon conversion of this Note for any purpose whatsoever, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Corporation or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issue or reclassification of stock, change of par value or change of stock to no par value, consolidation, merger or conveyance or otherwise), or to receive notice of meetings, or to receive dividends or subscription rights, until after the Holder is issued Common Stock in accordance with the provisions hereof.

2.6	Records

The Holder shall be deemed to have become the holder of Common Stock on the Exercise Date; provided, however, that if such date is not a Business Day then the Common Stock shall be deemed to have been issued and the Holder shall be deemed to have become the holder of record of the Common Stock on the next following Business

Day. Within a reasonable time after the Exercise Date, the Corporation shall issue and deliver (or cause to be delivered) to the Holder, by registered mail to the Holder’s address specified in the register of the Corporation, a certificate for the appropriate number of shares of Common Stock.

2.7	Acceleration Upon Sale of Corporation

Notwithstanding anything to the contrary contained herein, in the event of a Sale Event, all outstanding Principal and any accrued and unpaid interest owing thereon shall become immediately due and payable without further notice or demand. In such event, in addition to the payment of such Principal and interest due hereunder, the Corporation shall pay to the Holder an amount equal to (if such amount is greater than zero): (a) the product of the number of Conversion Shares that would have been issued to Holder if the Exercise Date had occurred on the date immediately prior to the Sale Event multiplied by the value of a share of Common Stock in the Sale Event minus (b) the total Principal and interest due hereunder pursuant to the first sentence of this Section 2.7. In such event, the Corporation shall pay all amounts due hereunder on the date of such Sale Event by wire transfer of immediately available funds to such account and pursuant to such wire transfer instructions as are furnished in writing to the Corporation by Holder.

2.8	Adjustment to Principal Amount

Upon the final determination of the Final Closing Working Capital (as defined in the Merger Agreement) and the amount of the Post-Closing Adjustment (as defined in the Merger Agreement), if any, in each case pursuant to Section 3.04(b) of the Merger Agreement, in the event of a Post-Closing Adjustment, the principal amount of the Note shall be reduced by the amount of the Post-Closing Adjustment (as finally determined pursuant to Section 3.04(b) of the Merger Agreement) on a dollar for dollar basis effective as of the date of such final determination. The Corporation shall issue a new convertible note in the form hereof reflecting the adjusted principal amount.

ARTICLE 3

EVENTS OF DEFAULT

3.1	Events of Default

Any of the following shall constitute an event of default under this Note (each an “Event of Default”):

(a)	failure by the Corporation to issue the stock certificates representing the Conversion Shares within five Business Days of the Exercise Date; or

(b)	failure by the Corporation to pay the full amount of the Principal and any accrued and unpaid interest due and owing thereon, and such other amounts due hereunder, within five Business Days of the date due; or

(c)	failure by the Corporation to comply with any material term or provision of this Note; or

(d)	The Corporation shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; or a proceeding (other than a proceeding commenced by the Corporation) shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of the Corporation in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, and such proceedings shall remain undismissed or unstayed for a period of forty-five (45) days, or such court shall enter a decree or order granting the relief sought in such proceeding.

3.2	Notice

The Corporation shall promptly give notice in writing to the Holder of the occurrence of any Event of Default or other event which, with the lapse of time or giving of notice or otherwise, would be an Event of Default. Such written notice shall specify the nature of such default or Event of Default and the steps taken to remedy the same and shall be delivered in accordance with Section 6.13(h) hereof.

3.3	Effect of Event of Default

Upon the occurrence of an Event of Default, the full amount of the Principal plus any accrued and unpaid interest owing thereon shall become due and payable immediately with respect to an Event of Default under Section 3.1(d) hereof, and on demand by the Holder with respect to any other Event of Default, and shall be repaid in accordance with Section 2.1(b) of this Note. The remedies of the Holder provided herein shall be in addition to, and not in limitation of, such other remedies as the Holder may have under applicable statutes, rules of civil procedure, and/or common law. All of such remedies shall be cumulative and concurrent, and may be pursued singly, successively or together at the sole discretion of the Holder, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

ARTICLE 4

ANTI-DILUTION

4.1	Adjustment for Capital Changes

If, at or prior to the conversion of the Note into the Conversion Shares, there occurs a record date or effective date of a Relevant Event, the Conversion Price shall be adjusted effective upon such record date or effective date (whichever is earlier) of such Relevant Event by multiplying (x) the Conversion Price in effect immediately prior to such record date or effective date, as the case may be, by (y) a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such record date or effective date, as the case may be, before giving effect to the Relevant Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such Relevant Event including, in the case where securities exercisable or exchangeable for or convertible into shares of Common Stock are issued, the number of shares of Common Stock that would be outstanding if such securities were exercised or exchanged for or converted into shares of Common Stock.

4.2	Convertible Instruments

For the avoidance of doubt, the Holder acknowledges and agrees that the exercise of convertible instruments of the Corporation shall not be considered a Relevant Event prompting an adjustment in the number of shares of Common Stock of the Corporation to be issued to the Holder pursuant to this Article 4.

ARTICLE 5

COVENANTS

5.1	Covenants of the Corporation

The Corporation covenants and agrees with the Holder:

(a)	that all shares of Common Stock which shall be so issuable pursuant to this Note shall when issued be duly and validly issued and fully-paid and non-assessable;

(b)	that the Corporation shall reserve for issuance an equal number shares of Common Stock as the number of Conversion Shares;

(c)	that the Corporation will use its commercially reasonable best efforts to obtain all necessary regulatory and other approvals (including the Required Approvals and satisfying the HSR Condition if applicable) required for the conversion of the Note into the Conversion Shares and the issuance of the Conversion Shares as soon as reasonably practicable (but in any event on or before July 15, 2015), including without limitation by:

(i) obtaining the approval of the holders of Common Stock:

(A) at the next annual and/or special meeting of shareholders, such meeting to be called as soon as practicable following the date hereof and in any event no later than July 15, 2015; or

(B) by way of the written consent of a majority of shareholders of the Corporation, other than the Holder;

(ii) taking, or causing to be taken the HSR Steps, if the HSR Condition is applicable;

(d)	to execute any additional documentation as may be required in order to effect the transactions for conversion, redemption, payment or exercise of rights contained in and granted by this Note;

(e)	that the Corporation shall not enter into any agreement or take any action or omit to take any action that would prevent the issuance of the Conversion Shares to the Holder on the Exercise Date; and

(f)	that the Corporation shall not (i) enter into any agreement or incur any indebtedness which would require the postponement of the Maturity Date, or (ii) incur any indebtedness, other than purchase money indebtedness, that is in excess of $20,000,000.

5.2	Covenants of the Holder

The Holder covenants and agrees with the Corporation that:

(a)	this Note may not be sold, transferred or assigned by the Holder, in whole or in part, without the prior written consent of the Corporation prior to July 15, 2015;

(b)	subject to the limitations in Section 5.1(f), the Corporation may incur debt obligations that rank senior in preference to this Note, and the payment and performance of the Principal plus any accrued and unpaid interest owing thereon may be required to be subordinated to the payment and performance of any such senior indebtedness; provided, that such senior indebtedness matures prior to the Maturity Date. The Holder agrees to execute all such documentation, including a subordination agreement, which may be reasonably requested by the Corporation in writing to enable the Corporation to obtain debt obligations that rank senior in preference to this Note and have maturities prior to the Maturity Date (for the avoidance of doubt, the Holder shall have no obligation to execute any document or agreement which would require the postponement of the Maturity Date or prevent the repayment of the Note in full on the Maturity Date);

(c)	that the Holder will use its commercially reasonable best efforts to satisfy the HSR Condition, including, without limitation, by taking, or causing to be taken the HSR Steps, if the HSR Condition is applicable; and

(d)	to execute any additional documentation as may be required in order to effect the transactions for conversion, payment or exercise of rights in accordance with the terms and conditions of this Note.

ARTICLE 6

INTERPRETATION

6.1	Currency

All cash amounts payable under this Note shall be payable in United States dollars.

6.2	Non Waiver

The extension of the time for making any payment which is due and payable hereunder at any time or times or the failure, delay or omission on the part of the Holder to exercise or enforce any rights or remedies of the Holder hereunder or under any instrument securing payment of the indebtedness evidenced by this Note shall not constitute a waiver of the right of the Holder to enforce such rights and remedies thereafter.

6.3	Amendments

No amendment, modification or waiver of any provision of this Note or consent to any departure by the Corporation from any provision of this Note is in any event effective unless it is in writing and signed by the holder of this Note and then the amendment, modification, waiver or consent shall be effective vis a vis this Note but is effective only in the specific instance and for the specific purpose for which it is given.

6.4	Applicable Law

The Note shall be governed by the laws of the State of New York without giving effect to any choice of law or conflict of law provision or role that would cause the application of the laws of any jurisdiction other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding or brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocable waives personal service of process and consents to process being served in any suit, action or proceeding by mailing a copy thereof to such party at the address for such notice to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF A DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF ANY TRANSACTION CONTEMPLATED HEREBY.

6.5	No Requirement to Issue Fractional Shares

The Corporation shall not be required to issue fractional shares of Common Stock pursuant to this Note. If any fractional interest in Common Stock would, except for the provisions of this Section 6.5, be deliverable pursuant to this Note, the Corporation shall, in lieu of delivering any certificate representing such fractional interest, satisfy such fractional interest by paying to the Holder an amount of lawful money of the United States equal (computed to the nearest whole cent, and one-half of a cent being rounded up) to the amount of this Note remaining outstanding after such Common Stock issuance into a whole number of Common Stock.

6.6	Compliance with Securities Act and Legend.

The Note and the shares of Common Stock issuable upon conversion thereof are subject to statutory restrictions under the Securities Act of 1933 and applicable state securities laws, applicable Canadian securities laws and the rules of the TSX (“Applicable Securities Laws”) and may not be traded until the expiry of certain hold periods, except as permitted by and in compliance with Applicable Securities Laws. The Holder acknowledges that, until such time as the same is no longer required under Applicable Securities Laws, the shares of Common Stock issuable upon conversion of this Note, shall bear one or more of the following legends, as applicable:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (C) IN COMPLIANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION, OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE CORPORATION, TO SUCH EFFECT. THE HOLDER MAY NOT ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THESE SECURITIES EXCEPT IN COMPLIANCE WITH THE U.S. SECURITIES ACT.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE May 31, 2015.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE; HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF THE TORONTO STOCK EXCHANGE BEFORE May 31, 2015 SINCE THEY ARE NOT FREELY TRANSFERABLE BEFORE May 31, 2015, AND CONSEQUENTLY, ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON THE TORONTO STOCK EXCHANGE BEFORE May 31, 2015.”

6.7	Time of the Essence

Time shall in all respects be of the essence of this Note.

6.8	Waiver of Benefits

The Corporation hereby waives the benefits of demand and presentment for payment, notice of non-payment, protest and notice of protest of this Note.

6.9	Compliance with Directions, etc.

The Holder may at any time direct the Corporation to make any payment which is due and payable hereunder or to become due and payable hereunder to any person and the Corporation shall comply with such direction. The Corporation shall, upon the written demand of the Holder, confirm to any third party specified by the Holder that such direction has been received and that no prepayments have been made hereunder and that the Corporation has not been directed to make payments hereunder to any other person.

6.10	Negotiability

This Note may be sold, transferred, assigned, discounted, pledged or hypothecated by the Holder, and by any subsequent holder of this Note, at any time on or after July 15, 2015.

6.11	Reimbursement of Expenses

The Corporation shall reimburse the Holder upon demand for any reasonable costs and expenses actually incurred by the Holder, including without limitation, reasonable attorney fees Holder may incur while exercising any right, power, or remedy provided by this Note.

6.12	Payment of Taxes

The Corporation shall pay all taxes and other expenses and charges payable in connection with the preparation, execution and delivery of certificates pursuant to this Note, except where such certificates are to be registered in the name or names other than the Holder or its nominee. In no event will the Corporation be obligated to pay any taxes of the Holder associated with this Note.

6.13	Miscellaneous

(a)	If this Note becomes stolen, lost, mutilated or destroyed, the Corporation, shall, on such terms as it may in its discretion acting reasonably impose, issue and deliver to the Holder a new Note of like denomination, tenor and date as this Note so stolen, lost, mutilated or destroyed.

(b)	In the event of a dispute concerning an adjustment made for capital changes, such matters shall be conclusively determined by a nationally recognized independent accounting firm mutually agreed upon by the Corporation and the Holder in writing.

(c)	If any date upon or by which any action is required to be taken by the Corporation or the Holder is not a Business Day then such action shall be required to be taken on or by the next day which is a Business Day. In the event the Maturity Date or the Exercise Date, as the case may be, falls on a date which is not a Business Day, the Maturity Date or the Exercise Date, as the case may be, shall be extended to the next succeeding day that is a Business Day.

(d)	Words importing the singular number also include the plural and vice versa and words importing any gender include all genders.

(e)	The division of this Note into sections or other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Note.

(f)	If any provision of this Note shall be void or unenforceable for any reason, it shall be severed from the remainder of the provisions and such remainder shall remain in full force and effect notwithstanding such severance. Any court with jurisdiction over any dispute relating to this Note may amend the provisions of this Note and the terms of this Note to the minimum extent required to render the impugned provision valid and enforceable.

(g)	Unless otherwise indicated, any reference to dollar amounts is expressed in United States dollars.

(h)	Except as otherwise provided in this Note, any notice, demand or other communication required or permitted to be given in respect of this Note shall be in writing and shall be given by facsimile, by courier or by hand-delivery as provided below. Any notice or other communication, if sent by facsimile, shall be deemed to have been received on the Business Day on which it was sent, or if delivered by courier shall be deemed to have been received on the Business Day following the day on which it was sent, or if delivered by hand shall be deemed to have been received at the time it is delivered. Notice of change of address shall also be governed by this section. Notices and other communications shall be addressed and delivered as follows:

in the case of the Corporation:

1600 Old Country Road

Plainview, NY 11803

Attention: General Counsel

Tel: 516-622-8376

Fax: 516-622-7510

in the case of the Holder:

c/o PCF 1, LLC

23332 Mill Creek Dr.,

Suite 155

Laguna Hills, CA 92653

Facsimile: (949) 296-4801

E-mail: rcampbell@parallaxcap.com

Attention: Chief Financial Officer

with a copy to (which shall not constitute notice):

Paul Hastings LLP

695 Town Center Drive, 17th Floor

Costa Mesa, CA 92626

Facsimile: (714) 979-1921

E-mail:	dougschaaf@paulhastings.com
jasonrednour@paulhastings.com

Attention: Douglas Schaaf and Jason Rednour

(i)	The Corporation may deem and treat the Holder as the absolute owner of this Note for all purposes and shall not be affected by any notice or knowledge to the contrary except for written notice given by the Holder to the Corporation.

(j)	The terms and conditions of this Note shall enure to the benefit of and be binding upon the Holder and the Holder’s successors and assigns and shall enure to the benefit of and be binding upon the Corporation and its successors and assigns; provided that the Corporation may not assign its obligations hereunder to any person or entity other than in connection with a Sale Event so long as the Holder hereof is paid all amounts due hereunder on the date of such Sale Event.

(k)	This Note may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same Note.

[Remainder intentionally left blank]

IN WITNESS WHEREOF the Corporation has caused this Note to be signed by its duly authorized officer effective as of this 30th day of January, 2015.

NEULION, INC.

By:	/s/ Roy E. Reichbach

	Name:	Roy E. Reichbach

	Title:	General Counsel and Corporate Secretary

/s/ Stacey Sabo
Witness

Acknowledged and Agreed as of this 30th day of January, 2015:

PCF 1, LLC

By:	/s/ James Hale
Name: James Hale
Title: President

[Signature Page to Convertible Note]